EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of September 28, 2009 (this “Agreement”), is hereby made by and between Blount International, Inc., a Delaware corporation (the “Corporation”), and James S. Osterman (the “Executive”).

WHEREAS, the Executive is serving as Chairman and Chief Executive Officer of the Corporation pursuant to the terms of an Amended And Restated Employment Agreement, dated as of October 17, 2007, as amended (the “Employment Agreement”); and

WHEREAS, the Term of the Employment Agreement ends on January 3, 2010 and after the end of the Term, the Employment Agreement provides that Executive will continue to provide certain consulting services to the Corporation; and

WHEREAS, the Corporation desires that the Executive provide certain consulting services to the Corporation in order to permit the Corporation to avail itself of the extensive expertise, knowledge, and experience of the Executive with respect to the Corporation’s business and customers and the Executive desires to provide such services to the Corporation, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.             Term. Executive shall perform the services hereunder for a period commencing on January 4, 2010 (“Effective Date”) and ending on December 31, 2011 (such period is referred to hereinafter as the “Consulting Period”).  The Consulting Agreement may only be terminated during the Consulting Period by the Corporation in the event of Executive’s death, Disability, termination for cause (as defined in Section 6.2 of the Employment Agreement) or Executive’s voluntary termination of service.

2.             Services to be Provided. The Corporation hereby agrees to engage the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and subject to the conditions set forth in this Agreement.  Commencing on the Effective Date and during the Consulting Period, the Executive shall perform the following services: (i) attend as a “goodwill ambassador” of the Corporation the trade shows scheduled for September, 2010 in Cologne, Germany, April,  2010 in Canton, China, April, 2011 in Canton, China, and October, 2011 in Canton, China, such attendance to be coordinated with the attendance by Corporation executives who may attend such trade shows and following such trade shows, provide a report to the Chief Executive Officer of the Corporation  (“CEO”) and/or the Board of Directors (the “Board”); and (ii) at the request of, and in consultation with, the CEO (and in conjunction with senior Corporation executives), maintain and assist in managing relationships with major customers, entertain such customers through customer outings (hunting, fishing, golf, etc.), consult and advise on products, services and manufacturing facilities, visit the Corporation’s largest customers and the Corporation’s international operations, and provide the Board, the CEO and senior corporate executives with consultation and advice on business matters affecting the Corporation.  Executive will be reimbursed for the reasonable out-of-pocket expenses (including business travel and entertainment) which he incurs in performing his consulting services.

Executive’s title during the Consulting Period will be mutually agreed upon between Executive and the Corporation.  Executive will continue to serve as a member of the Board and as Chairman of the Board (as non-executive Chairman commencing January 4, 2010) until the Corporation’s annual meeting of stockholders in 2010.  Executive’s service on the Board thereafter will be subject to his nomination to such position in the discretion of the Board and election to such position.

Executive will be available to perform services up to ten (10) days per month.  The CEO and Executive will agree on the days Executive will be performing services under the Consulting Agreement.  In addition to the consulting fee provided for in Section 3(a), the Corporation may request Executive to perform services for additional days per month at the rate of $1,600 per day.  The Corporation and the Executive reasonably anticipate that following the Effective Date, Executive’s level of services provided to the Corporation will be reduced permanently to a level less than or equal to twenty (20%) percent of the level of services provided prior to the Effective Date.

3.             Consulting Fees; Benefits; Office Space And Assistant.

(a)           Executive will be paid a consulting fee for his services of $200,000 per year.  Executive will be paid his consulting fees monthly.  Executive will be entitled to a bonus of $50,000 per year for each Corporation fiscal year which ends coincident with, or prior to, the termination of the Consulting Agreement, if the Corporation meets its financial targets and pays bonuses to executive officers for such fiscal year (such determination will be made by the Board).

(b)           Executive will be provided during the Consulting Period with health and life insurance coverages (including executive medical) under the Corporation’s existing benefit programs, but if such coverages cannot be continued under the existing benefit programs or if the healthcare coverage cannot be provided in a manner such that benefit payments will continue to be tax-free to Executive and his dependents, the Corporation will arrange for other, comparable coverages at its expense.  Executive will continue to be responsible for paying the costs of any dependent coverage in the same manner as if he were an active employee.

(c)           To assist in performing the consulting services, Executive will be provided during the Consulting Period, at the Corporation’s expense, with an equipped office and his current secretary/administrative assistant (or a substitute acceptable to Executive).  The secretary/administrative assistant shall receive a level of compensation and benefits comparable to that being received by such assistant at the end of the Term of the Employment Agreement.  Executive’s office will be at a location acceptable to Executive, but will not be in the Portland headquarters building.

(d)           Executive will also be provided with an automobile (and related costs) under terms similar to those the Corporation uses for senior executives, with reimbursement for membership dues and assessments at a country club, and payment for a financial/tax consultant for personal financial and tax planning.  At the end of the Consulting Period, Executive will be given the automobile he is then using (which will be a Cadillac Escalade or equivalent vehicle) without additional payment.

(e)           If any of the payments (except for his consulting fees and bonuses), reimbursements or benefits received or to be received by Executive pursuant to the terms of this Agreement (all such payments, reimbursements and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to any federal, state or local income tax (the “Income Tax”), the Corporation shall pay to Executive, or to the appropriate taxing authorities, consistent with past Corporation practices, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Income Tax on the Total Payments and any federal, state and local income levied upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. Any Gross-Up Payments shall be made directly to the appropriate taxing authorities or paid to Executive within ten (10) days following the date the Income Tax is paid by Executive.

4.             Independent Contractor. During the Consulting Period, the Executive shall be an independent contractor and not an employee of the Corporation.

5.             Indemnification.  During the term of this Agreement and after the end of the Consulting Period for a period of three (3) years, the Corporation shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance of services for the Corporation or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Corporation’s request, in each case to the maximum extent permitted by law and under the Corporation’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.  During the Consulting Period and for a period of three (3) years thereafter, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Corporation for the benefit of its officers and directors.

6.             Assignment; Binding Agreement.  In addition to any obligations imposed by law upon any successor to, or transferor of,  the Corporation, the Corporation will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Corporation or the stock of the Corporation (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees, If the Executive should die while any amount would still be payable to him hereunder relating to services performed through his date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

7.             Employment Agreement Provisions.  The Corporation and Executive acknowledge and agree that certain provisions of the Employment Agreement continue in effect during the Consulting Period and thereafter as provided in the Employment Agreement, including, Section 2(f) relating to the Omark Salary Continuation Plan (including the obligation to fund or otherwise secure the obligation upon a Change in Control),  Section 3(c) providing for the terms and conditions of Executive’s retiree healthcare coverage, and Section 4 providing for Confidentiality and Noncompetition  restrictions after Executive’s termination of services under this Agreement.

8.             Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to Executive’s provision of services during the Consulting Period.

9.             Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Corporation. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

10.           Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to the Executive, to:

James S. Osterman

[redacted]

[redacted]

If to the Corporation, to:

Blount International, Inc.

4909 SE International Way

Portland, OR  97222

Attention: General Counsel

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 10 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.

11.           Arbitration of Disputes; Expenses.  All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied.  To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive, within thirty (30) days after Executive presents such legal fees and related expenses for payment to the Corporation,  as a result of (i) the Executive’s termination of services under this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of services), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation under which the Executive is or may be entitled to receive benefits.  Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.  Executive shall submit the request for reimbursement for an expense promptly and Executive shall not be reimbursed for the expense if the request for reimbursement for such expense is submitted later than two months prior to the end of the calendar year following the calendar year in which the expense was incurred.

12.           Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

13.           Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

14.           Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

15.           Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

16.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written to be effective on the Effective Date.

BLOUNT INTERNATIONAL, INC.

By:	/s/ Eliot M. Fried
Name: Eliot M. Fried
Title: Chairman, Compensation Committee

Executive

/s/ James S. Osterman
James S. Osterman